Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES FISCAL 2026 THIRD QUARTER TO DATE BOOKINGS OF $13.8 MILLION

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTC Pink: SODI) (“Solitron” or the “Company”) is pleased to announce the Company has record breaking bookings for fiscal 2026 third quarter which have already exceeded $13.8 million. The Company’s third quarter starts on September 1st and continues until November 30th. The Company anticipates it will receive additional bookings during the month of November that will be included in its third quarter bookings total.

Bookings in the fiscal 2026 third quarter to date are approximately $13.8 million as compared to approximately $8.0 million in the fiscal 2025 third quarter. Bookings in the first nine months of fiscal 2026 to date are approximately $20.9 million as compared to approximately $11.8 million in the first nine months of fiscal 2025.

Backlog as of today for the fiscal year 2026 was approximately $29.0 million as compared to approximately $12.3 million as of November 30, 2024 for fiscal year 2025.

As discussed in the fiscal 2026 second quarter’s press release, the Company has received the expected AMRAAM Lot 39 order during our third quarter, along with other substantial customer orders. Bookings for the quarter did not include any orders related to HiMARS or SM2/SM6.

We continue to see increased interest in new product development. We have developed various prototypes for testing by potential customers and continue to be optimistic about creating additional revenue sources.

The unaudited financial information disclosed in this press release for the three and nine months ended November 30, 2025, is based on management's review of operations for that period and the information available to the Company as of the date of this press release. The Company's results included herein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have audited the Company's results for the fiscal year ending February 29, 2025. The financial results presented herein should not be considered a substitute for the information filed or to be filed with the SEC in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the respective periods once such reports become available.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures, and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes, and Standard Military Drawings voltage regulators, are sold as standard or catalog items.

Effective September 1, 2023, Solitron closed its acquisition of Micro Engineering Inc. (MEI) based in Apopka, Florida. MEI specializes in solving design layout and manufacturing challenges while maximizing efficiency and keeping flexibility to meet unique customer needs. Since 1980 the MEI team has been dedicated to overcoming obstacles to provide cost efficient and rapid results. MEI specializes in low to mid volume projects that require engineering dedication, quality systems and efficient manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s expectations regarding future performance and trends, including production levels, government spending, backlog and delivery timelines, new product development, our efforts and performance following our acquisition of MEI, and potential future revenue and trends with respect thereto from each of the foregoing. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to, the risks and uncertainties arising from potential adverse developments or changes in government budgetary spending and policy including with respect to the war in Ukraine, which may among other factors be affected by the upcoming presidential election and the possibility of reduced government spending on programs in which we participate depending on the outcome thereof and the policy interests of elected officials, inflation, elevated interest rates, adverse trends in the economy and the possibility of a recession the likelihood of which appears to have increased based on recent economic data, the possibility that management’s estimates and assumptions regarding bookings, sales and other metrics prove to be incorrect; the timing and size of orders from our clients, our delivery schedules and our liquidity and cash position; our ability to make the appropriate adjustments to our cost structure; our ability to properly account for inventory in the future; the demand for our products and potential loss of, or reduction of business from, substantial clients our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance and which may among other factors be adversely affected by the factors described elsewhere herein, our ability to continue to integrate MEI in an efficient and effective manner, and the possibility that such acquisition or any other acquisition or strategic transaction we may pursue does not yield the results or benefits desired or anticipated. Descriptions of other risk factors and uncertainties are contained in the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-K for the fiscal year ended February 29, 2025.

Tim Eriksen

Chief Executive Officer

(561) 848-4311

Corporate@solitrondevices.com